Exhibit 10.30

AMENDMENT NO. 1 TO LICENSE AGREEMENT

Nanophase Technologies Corporation of Romeoville, Illinois (“NTC”) and C.I. Kasei Co., Ltd. of Tokyo, Japan (“CIK”), enter into this Amendment No. 1 to that certain License Agreement between CIK and NTC effective December 30, 1997 (the “Agreement”). In consideration of the mutual agreement of NTC and CIK, the Agreement is amended as follows effective July 13, 2004:

1.	The following two sentences shall be added to the end of Paragraph 3.2 of the Agreement:

“However, NTC agrees that it shall not have any right or license to any surface treatment product or secondary application of NTC Product which is developed by CIK in cooperation with a third party under a new non-disclosure or development agreement, and the right to such new products or applications is shared by CIK and the third party. Nothing in the preceding sentence shall be construed: (a) to oblige CIK to provide information to NTC in breach of those obligations CIK may have to a third party; or (b) to constitute any authorization for CIK to sublicense NTC’s information.”

2.	The following sentence shall be added to the end of Paragraph 2.2(b) of the Agreement:

“For purposes of this Paragraph 2.2(b), and notwithstanding the provision of Paragraph 1.6(b), semi-annual running royalties on CIK-manufactured NTC Product which is an ingredient in any other product which is not itself an NTC Product, shall be calculated based on the following equation for each individual type of nanopowder:

(The weight of the CIK-manufactured nanopowder of each type which is incorporated and sold by CIK during the semi-annual period as part of another product that is not itself an NTC Product, multiplied by the weighted average of the price per kilo for the same type of nanopowder sold in powder form by CIK during the same semi-annual period less CIK’s ordinary discounts, allowances, rebates, returns, sales taxes, insurance, packaging costs, and transportation expenses (therein included freight and postage) per Paragraph 1.6(a)) multiplied by royalty percentage.”

3.	The following Paragraph 2.6.1 shall be added to the Agreement:

NTC recognizes that NTC Product which CIK sells to a customer, which NTC Product is incorporated in another product that is not itself NTC Product, may be resold or used by the CIK customer in such incorporated form outside of the Territory. NTC agrees that such sale or use by the CIK customer will not violate CIK’s obligations under the Agreement nor entitle NTC to any royalty or other compensation from CIK or the CIK customer by reason of such customer’s resale or use of the NTC Product in such incorporated form outside the territory. Similarly CIK recognizes that NTC Product which NTC sells to a customer, which NTTC Products is incorporated in another product that is not itself NTC Product, may be resold or used by the NTC customer in such incorporated form in the Territory. CIK agrees that such sale or use by the NTC customer will not violate NTC’s obligation under this Agreement nor entitle CIK to any royalty or other compensation from NTC or the NTC customer by reason of such customer’s resale or use of such NTC Product in such incorporated form in the Territory.

4.	Notwithstanding any provision in this Amendment to the contrary, CIK shall continue to have the right to buy NTC Product from NTC and resell it in the Territory.

5.	Except as stated above, all other terms and conditions of the Agreement shall remain in full force and effect.

AGREED:

Nanophase Technologies Corporation 1319 Marquette Drive Romeoville, Illinois 60446		C.I. Kasei Co., Ltd. 18-1, 1-Chome, Kyobashi, Chuo-ku, Tokyo, Japan

By:	/s/ Joseph E. Cross	By:	/s/ Michirou Kosugi
	Joseph E. Cross		Michirou Kosugi

Its:	CEO, President and Board Member	Its:	Director (Member of the Board) Managing Executive Officer Of Industrial Materials Division

Dated:	July 16, 2004	Dated:	July 13, 2004